SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2014 (June 16, 2014)

HONDO MINERALS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-54326	26-1240056
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
4732 Tennessee St.
Chloride, AZ 86431
(Address of principal executive offices)

(928) 565-3093

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Termination

On June 16, 2014, the Board of Directors (the “Board”) of Hondo Minerals Corporation (the “Corporation”) formally objected to the actions of the Corporation’s Chairman and Chief Executive Officer, William Miertschin (“Mr. Miertschin”), regarding his handling of certain matters relating to the Corporation’s operations, policies and practices, which were not in the best interest of the Corporation and its shareholders. The Board, through its findings to date, has determined that William Miertschin withheld material information from the Board about the validity of Dr. Burke’s analysis of the reserves located at the Tennessee mine in Chloride, Arizona as presented by Advanced Natural Technology Services and Rhena Drury, the President of Advanced Natural Technology Services. The Board has determined that Dr. Burke’s findings are unreliable and the Board and the Company’s shareholders should not rely on those findings as previously reported.

As a result of the foregoing, the Board has terminated William Miertschin as President and Chief Executive Officer and has requested his resignation as Chairman of the Board.

Appointment

On June16, 2014, in consideration of the termination of William Miertschin as President and Chief Executive Officer of the Corporation, and pursuant to the authority granted to the Corporation by Article 2, Section 4 of the Corporation’s Bylaws and Sections 78.130 and 78.138 of the Nevada Revised Statutes, the Board of Directors of the Corporation has confirmed the appointment of Chris Larson, the Corporation’s current Chief Financial Officer and a Director (“Mr. Larson”), to continue acting as the Corporation’s interim Chief Executive Officer (the “Interim CEO”) and interim President (the “Interim President”) until such time that a qualified successor can be duly appointed.

Mr. Larson originally accepted such interim appointments on May 29, 2014, as disclosed on the Corporation’s Current Report on Form 8-K filed on May 29, 2014 and is incorporated by reference herein. The biography for Mr. Larson was filed with the Securities & Exchange Commission as part of the Corporation’s Current Report on Form 8-K as filed on December 12, 2011 and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HONDO MINERALS CORPORATION

Date: June 23, 2014	By:	/s/ Chris Larson
Name: Chris Larson
Title: Interim President, Interim Chief Executive Officer, and Chief Financial Officer